Exhibit 10.4

July 30, 2020

Dear Steven,

I’m pleased to announce your promotion to Chief Administrative Officer.

As a result of the promotion, your base salary will increase by $30,000.00, bringing your new base salary to $460,000.00 effective August 1st and will be reflected in your August 14th paycheck. Your annual target incentive will remain at 40% of your base salary.

In recognition of this promotion, you have been granted an option under Vir’s 2019 Equity Incentive Plan (the “Plan”) to purchase 40,000 shares of Vir’s Common Stock. The Option has an exercise price equal to the fair market value of Vir’s common stock on the date of grant and will vest over four (4) years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of the vesting commencement date and, the remainder vesting in 36 equal monthly installments thereafter. Vesting will depend on your continued service with Vir and will be subject to the terms and conditions of the Plan and the written Stock Option Agreement governing the Option.

Congratulations, and thank you again for your support and continuing contributions to Vir’s success.

/s/ George Scangos

George Scangos

President & Chief Executive Officer

499 Illinois Suite 500, San Francisco, CA 94158